Exhibit 10.18
FIFTH LOAN MODIFICATION AGREEMENT
     This Fifth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of June 18, 2009, and is effective as of March 17, 2009, by and among SILICON VALLEY BANK, a California corporation (“SVB”), as collateral agent (the “Collateral Agent”) for the Lenders and administrative agent (the “Administrative Agent”) for the Lenders (Collateral Agent and Administrative Agent are collectively the “Agent”), and the Lenders listed on Schedule 1.1 and otherwise party hereto, including, without limitation, SVB and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) (SVB and JPMorgan are, collectively, the “Joint Bookrunners”) and GAIN CAPITAL HOLDINGS, INC., a Delaware corporation (“Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to the Lenders, Borrower is indebted to the Lenders pursuant to a loan arrangement dated as of March 29, 2006, evidenced by, among other documents, a certain Loan and Security Agreement dated as of March 29, 2006, between Borrower and the Lenders, as amended by a certain First Loan Modification Agreement dated as of October 16, 2006, between Borrower and Lenders, as further amended by a certain Second Loan Modification Agreement dated as of March 20, 2007, between Borrower and Lenders, as further amended by a certain Third Loan Modification Agreement dated as of June 6, 2007, between Borrower and Lenders, and as further amended by a certain Fourth Loan Modification Agreement dated as of March 18, 2008, between Borrower and Lenders (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Agent, for the ratable benefit of the Lenders, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3. DESCRIPTION OF CHANGE IN TERMS.
     A. Modifications to Loan Agreement.
1.	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.3 thereof:
     “(b) Interest Rate.
     (i) Credit Extensions (other than Advances). Each Credit Extension (other than Advances) shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Prime Rate plus the Prime Rate Margin or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. On and after the expiration of any Interest Period applicable to any LIBOR Credit Extension outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Credit Extension shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Default Rate (as defined below). Pursuant to the terms hereof, interest on each Credit Extension (other than Advances) shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Credit Extension (other than Advances)

pursuant to this Agreement for the portion of any Credit Extension (other than Advances) so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Credit Extensions (other than Advances) shall be due and payable on the Term Loan Maturity Date.
     (ii) Advances. Subject to Section 2.3(c), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to three quarters of one percentage point (0.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(g) below.”
and inserting in lieu thereof the following:
     “(b) Interest Rate.
     (i) Credit Extensions (other than Advances). Each Credit Extension (other than Advances) shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the greater of (A) four and three-quarters of one percent (4.75%), and (B) the Prime Rate plus the Prime Rate Margin or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. On and after the expiration of any Interest Period applicable to any LIBOR Credit Extension outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Credit Extension shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Default Rate (as defined below). Pursuant to the terms hereof, interest on each Credit Extension (other than Advances) shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Credit Extension (other than Advances) pursuant to this Agreement for the portion of any Credit Extension (other than Advances) so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Credit Extensions (other than Advances) shall be due and payable on the Term Loan Maturity Date.
     (ii) Advances. Subject to Section 2.3(c), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (A) four and three-quarters of one percent (4.75%), and (B) three quarters of one percentage point (0.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(g) below.”
2.	The Loan Agreement shall be amended by deleting the following appearing as Section 6.7 thereof:
“6.7 Financial Covenants.
          Borrower and its Subsidiaries shall maintain at all times, to be tested as of the last day of each quarter, on a consolidated basis, unless otherwise noted:

          (a) Debt Service Coverage Ratio. A ratio of EBITDA (plus all other non-cash and/or non-recurring expenses) for the subject quarter to the aggregate amount of Borrower’s quarterly principal payment and monthly interest payments for borrowed money (with respect to the three (3) months during such quarter), in each case calculated as of the last day of each fiscal quarter, of at least (i) 2.0 to 1.0 as of the quarters ending March 31, 2006, June 30, 2006, and September 30, 2006, (ii) 1.50 to 1.0 as of the quarters ending December 31, 2006, March 31, 2007 and June 30, 2007, (iii) 1.75 to 1.0 as of the quarters ending September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008, and (iv) 2.0 to 1.0 as of the quarter ending September 30, 2008 and as of the last day of each subsequent fiscal quarter.
          (b) Total Funded Debt/EBITDA. A Total Funded Debt Ratio (with respect to the immediately preceding twelve (12) month period) of a maximum of (i) 2.0 to 1.0 as of the quarters ending March 31, 2006, June 30, 2006, and September 30, 2006, (ii) 1.75 to 1.0 as of the quarter ending December 31, 2006, (iii) 1.50 to 1.0 as of the quarter ending March 31, 2007, (iv) 2.0 to 1.0 as of the quarters ending June 30, 2007 and September 30, 2007, (v) 1.75 to 1.0 as of the quarter ending December 31, 2007, and (vi) 1.50 to 1.0 as of the quarter ending March 31, 2008 and as of the last day of each quarter thereafter. With respect to the quarter ending March 31, 2009 and each quarter thereafter, the Total Funded Debt Ratio covenant levels shall be set by Lenders in their sole discretion based upon Borrower’s 2009 operating plan/forecast, but not less than 1.50 to 1.0 (unless Borrower and Lenders mutually agree to a lower covenant level); provided, however, in the event that Borrower does not agree in writing to such covenant levels on or before February 28, 2009, then all Obligations shall be due and payable in full on March 31, 2009. The failure of Borrower to deliver a 2009 operating plan to Agent on or prior January 31, 2009 shall result in an immediate Event of Default for which there shall be no grace or cure period.”
and inserting in lieu thereof the following:
“6.7 Financial Covenants.
     Borrower and its Subsidiaries shall maintain at all times, to be tested as of the last day of each quarter, on a consolidated basis, unless otherwise noted:
     (a) Debt Service Coverage Ratio. A ratio of EBITDA for the subject quarter to the aggregate amount of Borrower’s quarterly principal payment and monthly interest payments for borrowed money (with respect to the three (3) months during such quarter), in each case calculated as of the last day of each fiscal quarter, of at least (i) 2.0 to 1.0 as of the quarters ending March 31, 2006, June 30, 2006, and September 30, 2006, (ii) 1.50 to 1.0 as of the quarters ending December 31, 2006, March 31, 2007 and June 30, 2007, (iii) 1.75 to 1.0 as of the quarters ending September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008, and (iv) 2.0 to 1.0 as of the quarter ending September 30, 2008 and as of the last day of each subsequent fiscal quarter.
     (b) Total Funded Debt/EBITDA. A Total Funded Debt Ratio (with respect to the immediately preceding twelve (12) month period) of a maximum of (i) 2.0 to 1.0 as of the quarters ending March 31, 2006, June 30, 2006, and September 30, 2006, (ii) 1.75 to 1.0 as of the quarter ending December 31, 2006, (iii) 1.50 to 1.0 as of the quarter ending March 31, 2007, (iv) 2.0 to 1.0 as of the quarters ending June 30, 2007 and September 30, 2007, (v) 1.75 to 1.0 as of the quarter ending December 31, 2007, and (vi) 1.50 to 1.0 as of the quarter ending March 31, 2008 and as of the last day of each quarter thereafter.”
3.	The Loan Agreement shall be amended by deleting the following appearing as Section 6.7 thereof:
“7.7 Distributions; Investments; Bonuses. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided, however, Borrower may pay: (i) the Dividend so long as (A) the Capitalization Event has occurred, (B) Borrower has unrestricted cash on hand, at the time of the Dividend, in an amount equal to the amount Dividend minus the net proceeds of the Capitalization Event minus the net proceeds pursuant to the advances made by Lenders pursuant to Section 2.1.1, and (C) the Dividend does not result in an Event of Default and does not render the Borrower insolvent under applicable laws; and (ii) other than the Dividend, Borrower may make a dividend or otherwise redeem, retire, or purchase any stock so long as immediately after such dividend, redemption or repurchase, Borrower and its Subsidiaries would have Ten Million Dollars ($10,000,000.00) in unrestricted cash or Cash Equivalents, and provided further no Event of Default has occurred or would result; or (c) allow Gain Holdings, LLC to transfer any of its stock or beneficial ownership of Gain Capital Group, Inc. without the prior written consent of the Agent.”
and inserting in lieu thereof the following:
“7.7 Distributions; Investments; Bonuses. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided, however, Borrower may pay: (i) the Dividend so long as (A) the Capitalization Event has occurred, (B) Borrower has unrestricted cash on hand, at the time of the Dividend, in an amount equal to the amount Dividend minus the net proceeds of the Capitalization Event minus the net proceeds pursuant to the advances made by Lenders pursuant to Section 2.1.1, and (C) the Dividend does not result in an Event of Default and does not render the Borrower insolvent under applicable laws; and(ii) other than the Dividend, subject to the final sentence of this Section 7.7, Borrower may make a dividend or otherwise redeem, retire, or purchase any stock so long as immediately after such dividend, redemption or repurchase, Borrower and its Subsidiaries would have Ten Million Dollars ($10,000,000.00) in unrestricted cash or Cash Equivalents, and provided further no Event of Default has occurred or would result; or (c) allow Gain Holdings, LLC to transfer any of its stock or beneficial ownership of Gain Capital Group, Inc. without the prior written consent of the Agent. Notwithstanding the foregoing or any terms in this Agreement to the contrary, Borrower must pay in full all Obligations and this Agreement shall be terminated by Borrower prior to Borrower redeeming any preferred stock of Borrower pursuant to Section B(9) of Article FOURTH of Borrower’s Second Amended and Restated Certificate of Incorporation (as such provision may be amended, supplemented or replaced from time to time).”
4.	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

““EBITDA”shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.”
““LIBOR Rate Margin” is three and one-half of one percent (3.50%); provided, however, if at any time, Borrower’s Total Funded Debt Ratio for the subject quarter is less than 1.0 to 1.0, then the LIBOR Rate Margin shall immediately be three percent (3.0%) until such lime as Borrower’s Total Funded Debt Ratio for the subject quarter is equal to or greater than 1.0 to 1.0, at which point the LIBOR Rate Margin shall be immediately increased to three and one-half of one percent (3.50%).”
““Prime Rate Margin” is three-quarters of one percent (0.75%); provided, however, if at any time, Borrower’s Total Funded Debt Ratio for the subject quarter is less than 1.0 to 1.0, then the Prime Rate Margin shall immediately be one-quarter of one percent (0.25%) until such time as Borrower’s Total Funded Debt Ratio for the subject quarter is equal to or greater than 1.0 to 1.0, at which point the Prime Rate Margin shall be immediately increased to three-quarters of one percent (0.75%).”
““Revolving Line Maturity Date”is March 17, 2009.”
and inserting in lieu thereof the following:
““EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense; provided, however EBITDA shall exclude non-cash expenses and gains relating solely to Borrower’s preferred stock embedded derivative.”
““LIBOR Rate Margin” is three and one-half of one percent (3.50%).”
““Prime Rate Margin” is three-quarters of one percent (0.75%).”
““Revolving Line Maturity Date” is June 17, 2010.”
B.	Waivers. Lenders hereby waive Borrower’s existing defaults under the Loan Agreement by virtue of Borrower’s failure to comply with the financial covenant set forth in Section 6.7(b) thereof as of the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007. Lenders’ waiver of Borrower’s compliance of said affirmative covenant shall apply only to the foregoing specific periods.
4. FEES.
     (a) 2009 SVB Fee. Borrower shall pay to SVB a modification and waiver fee in the amount set forth in the final sentence of this Section 4(a) (the “2009 SVB Fee”), which 2009 SVB Fee shall be deemed fully earned as of the date hereof and shall be due and payable pursuant to the terms of this Section 4(a). The 2009 SVB Fee shall be due and payable immediately upon the earlier to occur of (such date being the “2009 SVB Fee Due Date”): (i) when Borrower’s average daily balance in deposit accounts with SVB is less than an amount equal to the average daily balance in Borrower’s demand deposit accounts at SVB as reported in Borrower’s customer account analysis dated April 2009, plus an incremental amount of Five Million Dollars ($5,000,000.00), which average daily balance shall be measured for each rolling two month period commencing with the period of April 1, 2009 through May 31, 2009 and ending with April 1, 2010 through May 31, 2010; (ii) upon the occurrence of an Event of Default; or (iii) upon the early termination of the Loan Agreement. The 2009 SVB Fee shall be an amount equal to Seventy-Five Thousand Dollars ($75,000.00) multiplied by a fraction, the numerator of which is the number of calendar months from the 2009 SVB Fee Due Date and May 2010 (inclusive of both the month in which the 2009 SVB Fee Due Date occurs and May 2010) and the denominator of which is 12.
     (b) 2009 JPMorgan Fee. Borrower shall pay to JPMorgan a modification and waiver fee in the amount set forth in the final sentence of this Section 4(b) (the “2009 JPMorgan Fee”), which 2009 JPMorgan Fee shall be deemed fully earned as of the date hereof and shall be due and payable pursuant to the terms of this Section 4(b). The 2009 JPMorgan Fee shall be due and payable immediately upon the earlier to occur of (such date being the “2009 JPMorgan Fee Due Date”): (i) when Borrower’s average daily balance in deposit accounts with JPMorgan is less than an amount equal to the average daily balance in Borrower’s demand deposit accounts at JPMorgan as reported in Borrower’s customer account analysis dated April 2009, plus an incremental amount of Five Million Dollars ($5,000,000.00), which average daily balance shall be measured for each rolling two month period commencing with the period of April 1, 2009 through May 31, 2009 and ending with April 1, 2010 through May 31, 2010; (ii) upon the occurrence of an Event of Default; or (iii) upon the early termination of the Loan Agreement. The 2009 JPMorgan Fee shall be an amount equal to Seventy-Five Thousand Dollars ($75,000.00) multiplied by a fraction, the numerator of which is the number of calendar months from the 2009 JPMorgan Fee Due Date and May 2010 (inclusive of both the month in which the 2009 JPMorgan Fee Due Date occurs and May 2010) and the denominator of which is 12.
     (c) Borrower shall reimburse Agent and Lenders for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
5. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of March 29, 2006, between Borrower and Lenders, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Lenders in the Perfection Certificate have not changed, as of the date hereof.
6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Agent, for the ratable benefit of the Lenders, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower now has no offsets, defenses, claims, or counterclaims against Agent or Lenders with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Agent or Lenders, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Agent and Lenders from any liability thereunder.
9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Agent and Lenders are relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lenders’ agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate any Lender to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Lenders and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Agent in writing. No maker will be released by virtue of this Loan Modification Agreement.
10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Lenders.
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     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:			LENDERS:

GAIN CAPITAL HOLDINGS, INC.			SILICON VALLEY BANK, as Agent and Lender

By:	/s/ Henry Lyons		By:	/s/ Michael Moretti

	Name:	Henry Lyons		Name:	Michael Moretti
	Title:	CFO		Title:	SVP

JPMORGAN CHASE BANK, N.A., as LENDER

			By:	/s/ Lawrence Normile

				Name:	Lawrence Normile
				Title:	Vice President
     The undersigned, GAIN HOLDINGS, LLC, ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Unconditional Guaranty dated as of March 29, 2006 (the “Guaranty”) and acknowledges, confirms and agrees that (i) the Guaranty shall remain in full force and effect and shall in no way be limited by the execution of this Loan Modification Agreement, or any other documents, instruments and/or agreements executed and/or delivered in connection herewith, and (ii) the Guaranty shall continue to pertain to all Obligations.

GAIN HOLDINGS, LLC
By:	/s/ Glenn Stevens
	Name:	Glenn Stevens
	Title:	CEO